Exhibit 99.1

Galectin Therapeutics Reports First Quarter 2013 Financial Results

Norcross, GA (May 10, 2013) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today reported its financial results for the first quarter, ended March 31, 2013. These results are included in the Company’s Quarterly Report on Form 10-Q, which has been filed with the SEC.

“During the first quarter of 2013 we completed a significant milestone with the submission of an IND for GR-MD-02 and the FDA’s ok that we could proceed with a Phase 1 clinical trial,” said Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer, Galectin Therapeutics. “We engaged CTI Clinical Trial Services to provide services related to a Phase 1 clinical trial of GR-MD-02 in patients with nonalcoholic steatohepatitis (NASH) and liver fibrosis and expect to begin enrolling patients in this trial in the second quarter of 2013, with expected top line results sometime late in 2013 or early 2014. The novel mechanism of action of GR-MD-02, in combination with compelling preclinical data, gives us great hope that this compound may ultimately meet the needs of patients with this deadly disease that currently has no approved therapeutic options.”

At March 31, 2013, the Company had $7.0 million of non-restricted cash and cash equivalents available to fund future operations and the Company believes is sufficient cash to fund core operations and planned research and development through the first quarter of 2014.

For the first quarter of 2013, the Company reported a net loss applicable to common stock of $3.5 million, or ($0.22) per share, basic and diluted, compared with a net loss of $2.2 million or ($0.17) per share for the same period in 2012. The weighted average number of shares used to calculate loss per share increased for the 2013 period compared to the 2012 period due primarily to the March 2012 offering of 2.7 million common shares as well as the payment of dividends in common stock.

Research and development expense for the first quarter of 2013 was $1.8 million, compared with $0.9 million for the same period in 2012. The increase is due primarily to clinical program expenses related to the Phase I clinical trial agreement we entered into with CTI during the three months ended March 31, 2013. As we begin enrolling patients in the Phase I trial we expect our clinical activities costs may increase and will fluctuate from quarter to quarter as the trial progresses.

General and administrative expense for the first quarter of 2013 was $1.5 million, compared with $1.1 million for the same period in 2012. The primary reasons for the increase is due to increased stock-based compensation, legal expenses and public company related costs, offset by decreased facilities costs as we moved the location of our headquarters to Georgia.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others: incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact: Tom McGauley, Chief Financial Officer, 678-620-3186, ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a trademark of Galectin Therapeutics Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2013	2012
	(in thousands, except per share data) (unaudited)
Operating expenses:
Research and development	$1,752	$901
General and administrative	1,456	1,052

Total operating expenses	3,208	1,953

Total operating loss	(3,208)	(1,953)

Total other income	5	3

Net loss	$(3,203)	$(1,950)

Preferred stock dividends and accretion costs	(369)	(254)

Net loss applicable to common stock	$(3,472)	$(2,204)

Basic and diluted net loss per share	$(0.22)	$(0.17)
Shares used in computing basic and diluted net loss per share	16,079	13,010

Condensed Consolidated Balance Sheet Data

	March 31, 2012	December 31, 2012
	(in thousands, unaudited)
Cash and cash equivalents	$7,018	$9,364
Total assets	7,196	9,561
Accounts payable and accrued expenses	1,468	1,638
Total liabilities	1,473	1,644
Total stockholders’ equity (deficit)	$(1,036)	$1,165